Exhibit 99.1

NEWS RELEASE For Immediate Release Contact: Christopher J. Munyan President and Chief Executive Officer (610) 729-3740
CSS INDUSTRIES, INC. ANNOUNCES RESIGNATION OF CHIEF FINANCIAL OFFICER AND APPOINTMENT OF NEW CHIEF FINANCIAL OFFICER

PLYMOUTH MEETING, PA, August 31, 2018 – CSS Industries, Inc. (NYSE:CSS) announced today the resignation of John M. Roselli as Chief Financial Officer of the Company, and the appointment of Keith W. Pfeil as the Company’s new Chief Financial Officer, both effective today. Mr. Roselli is leaving the Company to pursue other business interests, and he will remain employed by CSS until September 7, 2018 to assist with transition-related matters.

Since joining CSS in 2003, Mr. Pfeil has served in various CSS financial, audit and business leadership positions, most recently serving as Senior Vice President – Financial Planning and Analysis and Investor Relations. Starting in June 2003 as a manager of financial analysis with our Paper Magic subsidiary, Mr. Pfeil steadily increased his leadership position within the Company, serving in capacities such as Director of Internal Audit, Director of Financial Analysis, and Vice President of Financial Planning and Analysis. Prior to his employment with CSS, Mr. Pfeil worked for Arthur Andersen LLP/KMPG LLP in their assurance practice and for Ernst & Young in their transaction advisory practice. Mr. Pfeil holds a Bachelor of Science in accounting from Elizabethtown College and an Executive Masters of Business Administration from Saint Joseph’s University.

“We thank John for his accomplishments as our CFO, including his work with Keith to improve our investor relations processes, and we wish him well in his future endeavors,” commented Christopher J. Munyan, CSS’ President and Chief Executive Officer. “We are excited about Keith’s promotion to become our new Chief Financial Officer. Keith’s extensive knowledge of our financial, audit and business operations, processes and systems (gained through his approximately 15 years of service to our Company) makes him well qualified to serve as our new CFO. Additionally, Keith helped us to develop CSS’ five strategic pillars for achievement of our objective to grow profitable sales and earnings, while improving return on invested capital. We look forward to Keith’s continued contributions to our Company.”

About CSS Industries, Inc.

CSS is a creative consumer products company, focused on the craft, gift and seasonal categories.  For these design-driven categories, we engage in the creative development, manufacture, procurement, distribution and sale of our products with an omni-channel approach focused primarily on mass market retailers.  In the seasonal category, we focus on gift packaging items such as ribbon, bows, greeting cards, wrapping paper, bags, boxes, tags and gift card holders, in addition to specific holiday-themed decorations, accessories, and activities, such as Easter egg dyes and novelties and Valentine’s Day classroom exchange cards.   For the gift category, our core products include items designed to celebrate certain life events or special occasions, such as weddings, birthdays, anniversaries, graduations, or the birth of a child, as well as stickers, memory books and stationery.  Our core products within the craft category include ribbons, trims, buttons, sewing patterns, knitting needles, needle arts and kids crafts. In keeping with our corporate mission, all of our products are designed to help make life memorable.